EXHIBIT 10.9
STATE OF NORTH CAROLINA
COUNTY OF CALDWELL
AMENDED AND RESTATED
CHANGE OF CONTROL AGREEMENT
     THIS CHANGE OF CONTROL AGREEMENT (hereinafter referred to as this “Agreement”) is entered into as of the 19th day of December, 2008 and among BANK OF GRANITE CORPORATION (the “Corporation”), a Delaware corporation, or its successors, the Corporation’s wholly-owned subsidiary BANK OF GRANITE (the “Bank”), a banking association organized under the laws of the state of North Carolina, or its successors (hereinafter the Corporation and the Bank, or their successors, are collectively referred to as the “Company”), and Kirby A. Tyndall (the “Officer”), an individual residing in Catawba County, North Carolina.
     WHEREAS, the Officer has heretofore been employed by the Company with the title of “Executive Vice President and Chief Financial Officer”; and
     WHEREAS, the services of the Officer, the Officer’s experience and knowledge of the affairs of the Company and reputation and contacts in the industry are extremely valuable to the Company; and
     WHEREAS, the Company wishes to attract and retain such well-qualified executives and it is in the best interest of the Company and of the Officer to secure the continued services of the Officer notwithstanding any change of control of the Corporation or the Bank; and
     WHEREAS, the Company considers the establishment and maintenance of a sound and vital management team to be part of their overall corporate strategy and to be essential to protecting and enhancing the best interest of the Company and the its shareholders; and
     WHEREAS, the parties desire to enter into this Agreement to provide the Officer with security in the event of a change of control of the Corporation or the Bank to ensure the continued loyalty of the Officer during any change of control in order to maximize shareholder value as well as the continued safe and sound operation of the Company.
     WHEREAS, the Officer, the Company acknowledge and agree that this Agreement is not an employment agreement but is limited to circumstances giving rise to a change of control of the Corporation or the Bank as set forth herein.
     NOW, THEREFORE, for and in consideration of the premises and mutual promises, covenants, and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereby do agree as follows:

1.	Term. The initial term of this Agreement shall be for the period commencing upon the effective date of this Agreement and ending three (3) calendar years from the effective date of this Agreement. At each anniversary date of this Agreement, the term automatically shall be extended for an additional three (3) calendar years on the same terms and conditions set forth herein, unless the Company shall give written notice to the Officer of its intention not to extend this Agreement for an additional three (3) calendar years, which notice shall be given at least thirteen (13) months prior to the next anniversary date.

2.	Change of Control.
(a) In the event of an involuntary termination of the Officer’s employment in connection with, or within thirty-six (36) months after, a “Change of Control” (as defined in Subparagraph (f) below) of the Corporation or the Bank, for reasons other than for “cause” (as defined in Subparagraph (c) below), the Officer shall be entitled to receive the sum set forth in Subparagraph (e) below. Said sum shall be payable as provided in Subparagraph (g) below, provided, however, that the Officer is employed on a full-time basis by the Bank at the effective time of the “Change of Control”, except as provided in Subparagraph (k) below.
(b) For purposes of this Agreement, “termination of the Officer’s employment” means a termination that qualifies as a “separation from service” under Treasury Regulation §1.409A-1(h) and occurs when the level of bona fide services that the Officer is performing for the Company has decreased to a level equal to 20% or less of the average level of services performed by the Officer during the immediately preceding 36-month period (or the full period of service with the Company, if less than 36 months).
(c) For purposes of this Agreement, termination “for cause” shall mean (i) any dishonest, illegal or other act of moral turpitude (such as theft, fraud or embezzlement) by the Officer which is materially detrimental to the interest and well-being of the Company, (ii) the conviction of a felony, (iii) the unreasonable failure or refusal of the Officer to perform to the best of his ability on a reasonable basis his duties hereunder, or (iv) any violation by the Officer of any state or federal law, rule or regulation relating to banking, financial institutions or securities laws, the violation of which would be materially detrimental to the interest and well-being of the Company.
(d) The Officer shall have the right to terminate this Agreement upon the occurrence of any of the following events (the “Termination Events”) within thirty-six (36 months following a Change of Control of the Company or the Bank:
(i)	Officer is assigned any duties and/or responsibilities that are inconsistent with his duties or responsibilities at the time of the Change of Control;

(ii)	Officer’s annual base salary is reduced below the amount in effect as of the effective date of a Change of Control;

(iii)	Officer’s life insurance, medical or hospitalization insurance, disability insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Company to the Officer as of the effective date of the Change of Control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Company who participated in such benefits prior to such Change of Control; or

(iv)	Officer is required to transfer performance of his day-to-day services required hereunder to a location which is more than fifty (50) miles from the Officer’s current principal work location, without the Officer’s express written consent.
Any change in circumstances described by (i), (ii) or (iii) above must be a material change in circumstances in order to qualify as a Termination Event. A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.
(e) In the event that the Officer terminates this Agreement pursuant to this Paragraph 2, the Company will be obligated to pay or cause to be paid to the Officer an aggregate amount equal to: (i) three (3) times the Officer’s then current salary; plus (ii) three (3) times the average of the cash bonus incentive paid to the Officer by the Company under the Company’s bonus incentive plan during the immediately preceding three years; plus (iii) the amount that would have been contributed under the Company’s profit sharing plan and supplemental executive retirement plan on behalf of the Officer, as reasonably determined by the Company, if the Officer were to participate in such plans for the thirty-six (36) month period following the termination date at the same compensation level he had immediately prior to the termination; plus (iv) an amount equal to three (3) times the cost to the Company in its fiscal year immediately preceding the year in which the termination occurred of any of the following benefits the Officer was receiving and entitled to at such termination date under the Company’s benefit programs and plans: medical, disability, life and accident insurance coverage and reasonable costs and fees associated with the maintenance and renewal of professional licenses. In addition, for the thirty-six (36) month period following the termination date the Officer will be entitled to continued vesting in incentive stock option plans and reimbursement of the reasonable costs of education of the Officer.
(f) For the purposes of this Agreement, the term “Change of Control” shall mean any of the following events:
(i)	After the effective date of this Agreement, any “person” (as such term is defined Section 7(j)(8)(A) of the Change in Bank Control Act of 1978), directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing fifty percent (50%) or more of any class of voting securities of the Corporation or the Bank, or acquires control of in any manner the election of a majority of the directors of the Corporation or the Bank;

(ii)	The Corporation or the Bank consolidates or merges with or into another corporation, association, or entity, or is otherwise reorganized, where the Corporation or the Bank is not the surviving corporation in such transaction and the holders of the voting securities of the Corporation or the Bank immediately prior to such acquisition own less than a majority of the voting securities of the surviving entity immediately after the transaction; or

(iii)	All or substantially all of the assets of the Corporation or the Bank are sold or otherwise transferred to or are acquired by any other corporation, association, or other person, entity, or group.
Notwithstanding the other provisions of this Paragraph 2, a transaction or event shall not be considered a Change of Control if, prior to the consummation or occurrence of such transaction or event, the Officer and the Company agree in writing that the same shall not be treated as a Change of Control for purposes of this Agreement.
(g) The Officer may elect in writing by December 31, 2008 to receive amounts payable pursuant to this Paragraph 2 either in one lump sum or in thirty-six (36) equal monthly installments. If the Company has not received the Officer’s valid written election by 5 p.m. Eastern Time on December 31, 2008, any amount payable to the Officer pursuant to this Paragraph 2 shall be paid in thirty-six (36) equal monthly installments, beginning with the month following the month of the Officer’s termination. If (i) the Officer is at the time of termination a “specified employee” under Internal Revenue Code Regulation §1.409A-1(i), and (ii) the amount payable pursuant to this Paragraph 2 in the first six months following the date of his termination exceeds the Threshold Amount (defined below), the Company shall pay during the first six months following the date of termination a portion of the amount otherwise payable in such six-month period not exceeding the Threshold Amount, and pay in a single lump sum on the first day after such six-month period the Excess Amount (defined below). The “Threshold Amount” is an amount equal to two times the lesser of (A) the sum of the Officer’s annualized compensation for the fiscal year preceding the year in which the termination occurred and (B) the maximum amount that may be taken into account under a qualified plan pursuant to Internal Revenue Code Section 401(a)(17) for the year in which the termination occurred. The “Excess Amount” is the amount otherwise payable during the first six months following the date of termination that exceeds the Threshold Amount.
(h) The Officer shall notify the Company in writing within ninety (90) days of the occurrence of a Termination Event and the Company shall have thirty (30) days from receipt of such notice to remedy the conditions giving rise to the Termination Event. Following a Termination Event that is not cured by the Company in the allotted time, the Officer shall have two (2) years from the date of the occurrence of the Termination Event to terminate this Agreement pursuant to this Paragraph 2. Any such termination shall be deemed to have occurred only upon delivery to the Corporation or Bank, or any successors thereto, of written notice of termination, which describes the Change of Control and Termination Event. If the Officer does not so terminate this Agreement within such two-year period, the Officer shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which such period has not expired.
(i) It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Corporation or the Bank for federal income tax purposes and not result in the imposition of an excise tax on the Officer. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of the Officer which are deemed to be “parachute payments” as that term is defined in Section 280G(b)(2) of the Internal Revenue Code, as amended (the “Code”), shall be modified or reduced to the extent deemed to be necessary by the Company’s Board of Directors to avoid the imposition of an excise tax on the Officer under Section 4999 of the Code or the disallowance of a deduction to the Company under Section 280G(a) of the Code.
(j) In the event any dispute shall arise between the Officer and the Company as to the terms or interpretation of this Agreement, including this Paragraph 2, whether instituted by formal legal proceedings or otherwise, including any action taken by the Officer to enforce the terms of this Paragraph 2 or in defending against any action taken by the Corporation or the Bank, the Bank shall reimburse the Officer for all costs and expenses, proceedings or actions, in the event the Officer prevails in any such action.
(k) It is further agreed that the payment agreed in this Paragraph 2 to be paid by the Company to the Officer shall be due and paid to the Officer should a Change of Control (as defined above) be agreed to by the Corporation or the Bank or be consummated within six (6) months of the Officer’s involuntary termination of employment with the Corporation or the Bank for reasons other than for “cause” as such term is defined in Subparagraph 2(c) hereof.
3.	Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Corporation or the Bank, which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase, or otherwise, all or substantially all of the assets of the Corporation or the Bank.

4.	Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Officer, the Company, except as herein otherwise provided. No waiver by any party hereto, at any time, of any breach by any party hereto, or compliance with, any condition or provision of this Agreement to be performed by such party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by the parties, except as herein otherwise provided.

5.	Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance, or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.

6.	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of the other provision hereof.

7.	Internal Revenue Code Section 409A. The parties intend that each element of compensation potentially payable to the Officer hereunder either be exempt from, or comply with, the requirements of Internal Revenue Code Section 409A, and that any ambiguities in construction be interpreted to give effect to such intent.
     IN TESTIMONY WHEREOF, the Company have caused this Agreement to be executed under seal and in such form as to be binding, all by authority of their Board(s) of Directors first duly given, and the individual party hereto has set said party’s hand hereto and has adopted as said party’s seal the typewritten word “SEAL” appearing beside said party’s name, this the day and year first above written.

BANK:

ATTEST:		Bank of Granite

By:	/s/ Karen B. Warlick	By:	/s/ R. Scott Anderson
	Karen B. Warlick		R. Scott Anderson
	Chief Administrative Officer		Chairman and Chief Executive Officer

CORPORATION:

ATTEST:		Bank of Granite Corporation

By:	/s/ Karen B. Warlick	By:	/s/ R. Scott Anderson
	Karen B. Warlick		R. Scott Anderson
	Chief Administrative		Chairman and Chief Executive Officer

OFFICER:

/s/ Kirby A. Tyndall

Kirby A. Tyndall